Exhibit 99.1

Itron Announces Fourth Quarter and Full Year 2019 Financial Results and 2020 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 24, 2020--Itron, Inc. (NASDAQ:ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its fourth quarter and full year ended Dec. 31, 2019. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $628 million and $2.5 billion;
  Quarterly and full year gross margin of 28.2% and 30.1%;
  Quarterly and full year GAAP net income of $15 million and $49 million;
  Quarterly and full year GAAP diluted earnings per share of $0.36 and $1.23;
  Quarterly and full year non-GAAP diluted earnings per share of $0.72 and $3.32;
  Quarterly and full year adjusted EBITDA of $57 million and $270 million; and
  Record backlog of $3.2 billion and 12-month backlog of $1.5 billion.

"We ended 2019 with aggregate results in line with expectations," said Tom Deitrich, Itron's president and chief executive officer. "For the full year 2019, we achieved strong revenue growth of over 5%, non-GAAP earnings per share growth of over 25%, and have made solid strides in our operational performance."

"We ended the year with a record backlog and see an active pipeline to support the 2020 guidance," continued Deitrich.

Summary of Fourth Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total revenue of $628 million increased 7%, or 8% excluding the impact of changes in foreign currency exchange rates, compared with the fourth quarter of 2018, driven by growth in the Networked Solutions segment.

By segment, Networked Solutions revenue increased 21% driven by continued strong North America deployments. Outcomes revenue decreased 1%, and Device Solutions revenue decreased 9%.

Gross Margin
Consolidated gross margin of 28.2% decreased 190 basis points compared with the fourth quarter of 2018 driven primarily by product mix.

Operating Income, Net Income and Earnings per Share (EPS)
GAAP operating income was flat at $29 million compared with the fourth quarter of 2018. Non-GAAP operating income decreased to $46 million compared with $49 million in 2018 due to an increase in product development investment.

GAAP net income attributable to Itron, Inc. for the quarter was $15 million, or $0.36 per diluted share, compared with net income of $24 million, or $0.60 per diluted share, in 2018. The lower GAAP net income and EPS was primarily due to a higher GAAP effective tax rate reflecting unusually high discrete tax benefits in 2018.

Non-GAAP net income of $29 million, or $0.72 per diluted share, decreased compared with $35 million, or $0.88 per diluted share, in 2018. The decrease in non-GAAP net income was primarily due to a higher non-GAAP effective tax rate in 2019.

Cash Flow
In the fourth quarter, cash provided by operating activities of $45 million and free cash flow of $29 million increased compared with the fourth quarter of 2018. The increase in cash flow was primarily driven by less cash outflows for restructuring and acquisition-related expenses.

Other Measures

Bookings were $767 million in the fourth quarter. This is a book to bill ratio of 1.2 to 1 for the quarter and 1 to 1 for the full year. Total backlog was $3.2 billion and 12-month backlog was $1.5 billion at the end of the quarter.

Financial Guidance

Itron’s guidance for the full year 2020 is as follows:

  Revenue between $2.475 and $2.575 billion
  Non-GAAP diluted EPS between $3.35 and $3.85

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.12 in 2020, diluted weighted average shares outstanding of approximately 40.7 million for the year and a non-GAAP effective tax rate for the year of approximately 25 to 27%.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. EST on Feb. 24, 2020. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Feb. 29, 2020. To access the telephone replay, dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 1233599.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues
Product revenues	$556,601	$516,718	$2,220,395	$2,095,458
Service revenues	71,782	70,326	282,075	280,659
Total revenues	628,383	587,044	2,502,470	2,376,117
Cost of revenues
Product cost of revenues	410,797	369,912	1,587,710	1,476,498
Services cost of revenues	40,148	40,342	162,441	169,300
Total cost of revenues	450,945	410,254	1,750,151	1,645,798

Gross profit	177,438	176,790	752,319	730,319

Operating expenses
Sales, general and administrative	82,232	90,377	346,872	423,210
Research and development	51,649	45,607	202,200	207,905
Amortization of intangible assets	16,101	18,014	64,286	71,713
Restructuring	(1,407)	(5,725)	6,278	77,183
Total operating expenses	148,575	148,273	619,636	780,011

Operating income (loss)	28,863	28,517	132,683	(49,692)
Other income (expense)
Interest income	470	428	1,849	2,153
Interest expense	(12,554)	(13,883)	(52,453)	(58,203)
Other income (expense), net	(2,584)	(811)	(9,047)	(3,409)
Total other income (expense)	(14,668)	(14,266)	(59,651)	(59,459)

Income (loss) before income taxes	14,195	14,251	73,032	(109,151)
Income tax benefit (provision)	75	10,878	(20,617)	12,570
Net income (loss)	14,270	25,129	52,415	(96,581)
Net income (loss) attributable to noncontrolling interests	(350)	1,252	3,409	2,669
Net income (loss) attributable to Itron, Inc.	$14,620	$23,877	$49,006	$(99,250)

Earnings (loss) per common share - Basic	$0.37	$0.61	$1.24	$(2.53)
Earnings (loss) per common share - Diluted	$0.36	$0.60	$1.23	$(2.53)

Weighted average common shares outstanding - Basic	39,699	39,444	39,556	39,244
Weighted average common shares outstanding - Diluted	40,267	39,885	39,980	39,244

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Product Revenues
Device Solutions	$203,326	$223,265	$847,580	$916,809
Networked Solutions	344,123	281,100	1,322,382	1,133,919
Outcomes	9,152	12,353	50,433	44,730
Total Company	$556,601	$516,718	$2,220,395	$2,095,458

Service Revenues
Device Solutions	$2,728	$4,337	$11,301	$16,556
Networked Solutions	24,567	24,032	94,872	90,225
Outcomes	44,487	41,957	175,902	173,878
Total Company	$71,782	$70,326	$282,075	$280,659

Revenues
Device Solutions	$206,054	$227,602	$858,881	$933,365
Networked Solutions	368,690	305,132	1,417,254	1,224,144
Outcomes	53,639	54,310	226,335	218,608
Total Company	$628,383	$587,044	$2,502,470	$2,376,117

Gross profit
Device Solutions	$30,111	$38,423	$152,562	$187,254
Networked Solutions	130,032	122,883	518,749	482,471
Outcomes	17,295	15,484	81,008	60,594
Total Company	$177,438	$176,790	$752,319	$730,319

Operating income
Device Solutions	$16,036	$25,267	$97,753	$130,988
Networked Solutions	98,331	94,897	397,325	360,779
Outcomes	8,183	6,668	43,803	16,634
Corporate unallocated	(93,687)	(98,315)	(406,198)	(558,093)
Total Company	$28,863	$28,517	$132,683	$(49,692)

ITRON, INC.
METER AND MODULE SUMMARY

(Unaudited, Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Itron Endpoints
Standard endpoints (1)	5,340	5,890	21,800	23,290
Networked endpoints (1)	3,890	3,420	16,070	14,610
Total endpoints	9,230	9,310	37,870	37,900

(1) As of the second quarter of 2019, we have refined the definition of a standard and a networked endpoint to more closely align to the segment performance of Device Solutions and Networked Solutions as reported in the Operating Segment Results section above. The quantities presented for the year ended December 31, 2018 and for the three months ended March 31, 2019, as included in the year ended December 31, 2019, have been recast to align with the refined definitions of standard and networked endpoints. The total endpoints shipped for each period is unchanged

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$149,904	$120,221
Accounts receivable, net	472,925	437,161
Inventories	227,896	220,674
Other current assets	146,526	118,085
Total current assets	997,251	896,141

Property, plant, and equipment, net	233,228	226,551
Deferred tax assets, net	63,899	64,830
Restricted cash	—	2,056
Other long-term assets	44,686	45,288
Operating lease right-of-use assets, net	79,773	—
Intangible assets, net	185,097	257,583
Goodwill	1,103,907	1,116,533
Total assets	$2,707,841	$2,608,982

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$328,128	$309,951
Other current liabilities	63,785	70,136
Wages and benefits payable	119,220	88,603
Taxes payable	22,193	14,753
Current portion of debt	—	28,438
Current portion of warranty	38,509	47,205
Unearned revenue	99,556	93,621
Total current liabilities	671,391	652,707

Long-term debt, net	932,482	988,185
Long-term warranty	14,732	13,238
Pension benefit obligation	98,712	91,522
Deferred tax liabilities, net	1,809	1,543
Operating lease liabilities	68,919	—
Other long-term obligations	118,981	127,739
Total liabilities	1,907,026	1,874,934

Equity
Common stock	1,357,600	1,334,364
Accumulated other comprehensive loss, net	(204,672)	(196,305)
Accumulated deficit	(376,390)	(425,396)
Total Itron, Inc. shareholders' equity	776,538	712,663
Non-controlling interests	24,277	21,385
Total equity	800,815	734,048
Total liabilities and equity	$2,707,841	$2,608,982

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Year Ended December 31,
	2019	2018
Operating activities
Net income (loss)	$52,415	$(96,581)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	114,400	122,497
Non-cash operating lease expense	18,958	—
Stock-based compensation	26,960	31,263
Amortization of prepaid debt fees	5,631	7,046
Deferred taxes, net	(192)	(19,130)
Restructuring, non-cash	(1,785)	859
Other adjustments, net	(4,295)	1,452
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(39,467)	15,524
Inventories	(9,389)	(25,613)
Other current assets	(31,128)	(23,589)
Other long-term assets	7,053	3,020
Accounts payable, other current liabilities, and taxes payable	9,177	20,101
Wages and benefits payable	30,835	(9,565)
Unearned revenue	8,905	27,584
Warranty	(6,637)	20,815
Other operating, net	(8,601)	34,072
Net cash provided by operating activities	172,840	109,755

Investing activities
Acquisitions of property, plant, and equipment	(60,749)	(59,952)
Business acquisitions, net of cash equivalents acquired	—	(803,075)
Other investing, net	12,569	369
Net cash used in investing activities	(48,180)	(862,658)

Financing activities
Proceeds from borrowings	50,000	778,938
Payments on debt	(137,657)	(363,359)
Issuance of common stock	24,390	9,171
Prepaid debt fees	(1,560)	(24,042)
Repurchase of common stock	(25,000)	—
Other financing, net	(7,692)	(4,887)
Net cash provided by (used in) financing activities	(97,519)	395,821

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	435	(7,925)
Increase (decrease) in cash, cash equivalents, and restricted cash	27,576	(365,007)
Cash, cash equivalents, and restricted cash at beginning of period	122,328	487,335
Cash, cash equivalents, and restricted cash at end of period	$149,904	$122,328

About Non-GAAP Financial Measures

The accompanying schedule contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operational results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, corporate transition costs, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, corporate transition costs, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, corporate transition costs, acquisition and integration, goodwill impairment, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, corporate transition cost, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term "constant currency," which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$14,620	$23,877	$49,006	$(99,250)
Amortization of intangible assets	16,101	18,014	64,286	71,713
Amortization of debt placement fees	1,900	1,176	5,455	6,869
Restructuring	(1,407)	(5,725)	6,278	77,183
Corporate transition cost	907	—	2,520	—
Acquisition and integration related expense	2,005	8,042	26,598	91,916
Income tax effect of non-GAAP adjustments (1)	(5,217)	(10,249)	(21,348)	(42,700)
Non-GAAP net income attributable to Itron, Inc.	$28,909	$35,135	$132,795	$105,731

Non-GAAP diluted EPS	$0.72	$0.88	$3.32	$2.65

Weighted average common shares outstanding - Diluted	40,267	39,885	39,980	39,840

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$14,620	$23,877	$49,006	$(99,250)
Interest income	(470)	(428)	(1,849)	(2,153)
Interest expense	12,554	13,883	52,453	58,203
Income tax (benefit) provision	(75)	(10,878)	20,617	(12,570)
Depreciation and amortization	28,709	30,069	114,400	122,497
Restructuring	(1,407)	(5,725)	6,278	77,183
Corporate transition cost	907	—	2,520	—
Acquisition and integration related expense	2,005	8,042	26,598	91,916
Adjusted EBITDA	$56,843	$58,840	$270,023	$235,826

FREE CASH FLOW
Net cash provided by operating activities	$44,740	$42,372	$172,840	$109,755
Acquisitions of property, plant, and equipment	(16,179)	(17,459)	(60,749)	(59,952)
Free Cash Flow	$28,561	$24,913	$112,091	$49,803

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$28,863	$28,517	$132,683	$(49,692)
Amortization of intangible assets	16,101	18,014	64,286	71,713
Restructuring	(1,407)	(5,725)	6,278	77,183
Corporate transition cost	907	—	2,520	—
Acquisition and integration related expense	2,005	8,042	26,598	91,916
Non-GAAP operating income	$46,469	$48,848	$232,365	$191,120

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$148,575	$148,273	$619,636	$780,011
Amortization of intangible assets	(16,101)	(18,014)	(64,286)	(71,713)
Restructuring	1,407	5,725	(6,278)	(77,183)
Corporate transition cost	(907)	—	(2,520)	—
Acquisition and integration related expense	(2,005)	(8,042)	(26,598)	(91,916)
Non-GAAP operating expenses	$130,969	$127,942	$519,954	$539,199

(1) The income tax effect of non-GAAP adjustments is calculated using the statutory tax rates for the relevant jurisdictions if no valuation allowance exists. If a valuation allowance exists, there is no tax impact to the non-GAAP adjustment. Effective for the first quarter of 2019, we use the budgeted annual effective tax rate (AETR) for interim periods, with adjustments for discrete items, as defined in ASC 740 - Income Taxes. This method impacts interim periods only and does not impact full year tax results, as any difference between the budgeted or revised AETR and the actual AETR for non-GAAP adjustments would be recognized in the fourth quarter of the year. If the revised methodology had been applied in the fourth quarter of 2018, non-GAAP net income would have decreased by $950 thousand to $34.1 million, and diluted non-GAAP EPS would have decreased by $0.01 to $0.87.

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574